EXHIBIT 34.2
Report of Independent Registered Public Accounting Firm
The Board of Directors
The Trust & Securities Services department of Deutsche Bank National Trust Company and Deutsche Bank Trust Company Americas:
We have examined management’s assertion, included in the accompanying Management’s Assertion of Compliance, that the Trust & Securities Services department of Deutsche Bank National Trust Company and Deutsche Bank Trust Company Americas (collectively the “Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for publicly issued (i.e., transaction level reporting required under the Securities Exchange Act of 1934, as amended) and certain privately issued (i.e., for which transaction level reporting is required pursuant to contractual obligation) residential mortgage backed securities, commercial mortgage backed securities and other asset backed securities issued on or after January 1, 2006, for which the Company provides trustee, certificate administrator, securities administration, paying agent or custodian services, as defined in the transaction agreements, excluding publicly issued securities sponsored or issued by any government sponsored entity (the “Platform”), except for servicing criteria 1122(d)(4)(iv) – 1122(d)(4)(xiv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2016. With respect to servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(iii) and 1122(d)(4)(iii), Management’s Assertion of Compliance indicates that there were no activities performed during the year ended December 31, 2016 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities. The Company has determined the following servicing criteria to be applicable only to the activities the Company performs with respect to the Platform as described below:
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Servicing criterion 1122(d)(1)(iii) is applicable only with respect to the Company’s continuing obligation to act as, or locate a, successor servicer under the circumstances referred to in certain transaction agreements. It is management’s interpretation that the Company has no other active back up servicing responsibilities in regards to servicing criterion 1122(d)(1)(iii) as of and for the year ended December 31, 2016.

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Servicing criterion 1122(d)(1)(v) is applicable only to the activities the Company performs related to the mathematically accurate aggregation of information received from servicers and the accurate conveyance of such information within reports to investors.

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Servicing criterion 1122(d)(4)(iii) is applicable to the activities the Company performs with respect to the Platform only as it relates to the Company’s obligation to report additions, removals or substitutions on reports to investors in accordance with the transaction agreements.

Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
In our opinion, management’s assertion that the Company complied with the aforementioned servicing criteria, as of and for the year ended December 31, 2016, is fairly stated, in all material respects.
/s/ KPMG LLP
Chicago, Illinois
February 24, 2017